Electronic Sensor Technology Announces Recapitalization Agreements

Wednesday, February 27, 8:30 am ET

NEWBURY PARK, Calif.--(BUSINESS WIRE)--Electronic Sensor Technology (EST) (OTCBB:ESNR - News), a leading provider of innovative homeland security and environmental solutions, announced it has signed a letter of intent from an investor to provide additional capital to the company and an agreement that would extinguish the company's existing $7 million convertible debentures.

Barry S. Howe, President and CEO stated, "We are very pleased to enter into these agreements. These transactions will provide the company with $2.0 million in additional capital to allow the company to continue its strategy of expanding its global sales and marketing capabilities and for the development of next generation products. In addition, they will greatly simplify and strengthen the company's capital structure."

The letter of intent from a prominent Malaysian investor provides for a total investment of $5.5 million. $3.5 million will be in the form of common stock at the lesser of $0.08 per share or 90% of the closing price on the day preceding the closing. $2.0 million will be in the form of a new 9% convertible debenture. The debenture is convertible into common stock at a 20% premium to the common stock purchase price.

The agreement with the existing debenture holders calls for a payment of $3.5 million plus approximately 10,000,000 shares of common stock in full satisfaction of the debentures. The debenture holders have also agreed to the cancelation of one-half of the 12.2 million of warrants exercisable at $0.43 per share.

The company expects these transactions to close in approximately one month. Upon completion of the transactions, the new investor will own between 39 and 44% of the company's common stock, depending upon the closing price. The current debenture holders will own approximately 13% of the company's common stock. Both of these agreements will be included in a current report on Form 8-K to be filed with the SEC.

About Electronic Sensor Technology:

Electronic Sensor Technology develops, manufactures, sells, and supports a product line of patented chemical vapor analyzers. The ultra high-speed gas chromatography coupled with a solid-state detector enables analysis of nearly any odor, fragrance, or chemical vapor within ten seconds. We believe that the company's product line is strategically positioned to address key needs of the homeland security market, environmental and quality assurance applications, and product quality of food and beverage.

SEC Filings and Forward Looking Statements

Certain statements in this release, including those relating to revenue expectations; the company's plans regarding business and product development; product sales and distribution; the sufficiency of the company's resources to satisfy operation cash requirements; and future capital investment by prospective investors are forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words "believe," "anticipate," "expect," "predict," "hopeful," "estimate," "project," "will be," "will continue," "will likely result," or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-
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looking statements include: failure to come to terms with prospective investors, risks related to changes in technology, our dependence on key personnel, our ability to protect our intellectual property rights, emergence of future competitors, changes in our largest customer's business and government regulation of homeland security companies, and other factors described under the heading "Risk Factors" in our Registration Statements on Form SB-2 File Nos. 333-130900 and 333-138977, effective as of November 21, 2006 and December 21, 2006, respectively, as amended and supplemented. The forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date that the forward-looking statements are made.

Contact:

Electronic Sensor Technology

Frank Zuhde (805) 480-1994 X135